As filed with the Securities and Exchange Commission on October 6, 2004
                                                          Registration No. _____

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               RTG VENTURES, INC.
             (Exact name of registrant as specified in its charter)

                 Florida                                   59-3666743
      (State or other jurisdiction                       (IRS Employer
           of incorporation or                        Identification No.)
              organization)

                        Berkeley House, Berkeley Square,
                             London W1J 6BD, England
                               011 44 20 7887-6180
              (Address, Including Zip Code and Telephone Number, of
                          Principal Executive Offices)

                      Consulting Agreement with Jan Pruett
                            (Full Title of the Plan)

         Barrington J. Fludgate                        Copy To:
     185 Madison Ave., 10th Floor                Adam S. Gottbetter, Esq.
         New York, NY 10016                    Gottbetter & Partners, LLP.
            (646) 335-8998                   488 Madison Avenue, 12th Floor
   (Name, Address and Telephone Number,         New York, New York 10022
          including Area Code,                       (212) 400-6900
         of Agent for Service)

                                             Calculation of Registration Fee*:
-----------------------------------------------------------------------------------------------------------------------------
                                Proposed Maximum
       Title of Securities         Amount To Be       Offering Price        Proposed Maximum Aggregate         Amount of
        To Be Registered            Registered          Per Share                 Offering Price           Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001         214,286              $.08                       $17,143                  $2.18 (1)
per share
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on September 27, 2004.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.           PLAN INFORMATION

         Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

ITEM 2.           INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference in this registration statement.

         a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2003, as amended, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         b) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

         c) Not applicable

         In addition, all documents filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to RTG Ventures, Inc., c/o Gottbetter & Partners, LLP, 488 Madison Avenue, New York, NY 10022.

ITEM 4.           DESCRIPTION OF SECURITIES

         The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to our Registration Statement on Form SB-2 (SEC Registration No. 333-85072) filed by us on March 27, 2002 as amended on subsequent filings on Form SB-2/A.

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

         Our authorized capital stock consists of fifty million (50,000,000) shares of common stock, par value $.001 per share. Subject to the provisions of the Florida Business Corporation Act, there are no limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on the our shares in cash, property, or the our own shares, except when we are insolvent or when the payment thereof would render us insolvent. All of our outstanding shares of common stock are fully paid and non-assessable.

         Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all our debts and other liabilities. There are no pre-emptive, conversion or redemption privileges. Stockholders are entitled to cast one vote for each share at all shareholder meetings for all purposes.

ITEM 5.           INTEREST OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by Gottbetter & Partners, LLP, ("G&P") whose opinion is attached hereto as Exhibit 5. Adam S. Gottbetter, a partner in G&P, owns shares of common stock of the Registrant via his alter ego entity, Jackson Steinem, Inc.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Generally, the Florida Business Corporation Act (the "FBCA") empowers a Florida corporation to indemnify any person for claims arising against the person for serving as a present or former director, officer, employee, or agent of the corporation. Indemnity is available only if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. If the claim is a criminal action, indemnification may be available only if the person had no reasonable cause to believe his or her conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the claim.

         A Florida corporation may also indemnify persons against expenses (including attorneys' fees) incurred for actions brought by or on behalf of the corporation subject to the conditions discussed above, except that no indemnification is permitted in respect of any claim as to which person shall have been found to be liable to the corporation unless a court determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

         To the extent the person is successful in defending a claim described in the preceding two paragraphs, the corporation must indemnify the person against expenses (including attorneys' fees) actually and reasonably incurred. The indemnification and advancement of expenses provided for under FCBA are not exclusive of any other rights to which the person may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         The FBCA also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. Article Ten of the Registrant's Certificate of Incorporation provides that neither the Registrant not its stockholders may recover damages from the Registrant's directors for a breach of any duty in the performance of their duties as directors of the Registrant. Additionally, Article Ten of the Registrant's Certificate of Incorporation empowers the Registrant by the Registrant's By-laws or resolution of its stockholders or directors, to undertake to indemnify the officers and directors of the Registrant against any contingency or peril as may be determined in the best interest of the Registrant and procure at Registrant's expense, insurance in conjunction therewith. At this time, no statute or provision of the By-laws, any contract or other arrangement provides for insurance or indemnification of any of the Company's controlling persons, directors or officers that would affect his or her liability in that capacity.

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

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.           EXHIBITS

                  Exhibits No.   Description
                  ------------   -----------
                  5.1            Opinion of Counsel, Gottbetter & Partners, LLP.

                  10.1 Consulting Agreement between Registrant and Jan Pruett dated as of September 29, 2004.

                  23.1 Consent of Counsel (included in Exhibit 5.1 hereto)

                  23.2           Consent of Goldstein & Morris CPA's PC,
                                 Auditors

Item 9.           UNDERTAKINGS

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         2. For determining liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


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

                                   SIGNATURES

                               RTG VENTURES, INC.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on the 6th day of October, 2004.


                                          By: /s/ Linda Perry
                                             ----------------------------
                                             Linda Perry
                                             Chief Executive Officer & President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.

                               Title                                  Date

/s/ Linda Perry                CEO, President and Director       October 6, 2004
--------------------------
Linda Perry

/s/ Barrington J. Fludgate     Chief Financial Officer           October 6, 2004
--------------------------     and Director
Barrington J. Fludgate


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